Press Release	Source: Datameg

Datameg to Acquire Computer Ctr.Com, Inc.
Wednesday June 13, 1:08 pm ET

SALT LAKE CITY, UT--(MARKET WIRE)--Jun 13, 2007 -- Datameg Corporation (OTC BB:DTMGE.OB - News) today announced that it has entered into a contract to acquire Computer Ctr.Com, Inc., a privately held Massachusetts-based company that provides a wide range of technology solutions, for 1.5 million unregistered shares of Datameg's common stock. Computer Ctr.Com, Inc. is a strategic technology supplier to Datameg subsidiaries, QoVox and Net Symphony, and will operate as a third wholly owned subsidiary of Datameg. The acquisition is expected to close in July 2007.

"Computer Ctr.Com has been one of our targets for some time," said Jim Murphy, Chairman and Chief Executive Officer of Datameg. "Computer Ctr.Com has a solid reputation for solving business problems through customized technology solutions, and they are a consistently profitable business with solid growth potential. As a Datameg operating unit, we look forward to their creating further synergies with our other wholly owned subsidiaries as well as making contributions to our consolidated income statement."

In fiscal year 2006, Computer Ctr.Com, Inc. stated its gross revenues exceeded $1.3Million. Computer Ctr.Com's web site address is www.computerctr.com.

About Datameg

Datameg Corporation (OTC BB:DTMGE.OB - News), a holding company, and through its subsidiaries, is an emerging company focused on supplying products and related services that support critical network performance requirements in the rapidly converging voice, data and video communications industry. Specifically, through Datameg's wholly owned subsidiaries, QoVox Corporation and NetSymphony, the company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The company believes network monitoring for voice quality is a vital function for the successful commercial future of IP telephony. For more information, please visit www.datameg.com.

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products, and changes in the VoIP industry. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission.